                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                           COMMERCIAL METALS COMPANY
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                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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

                           COMMERCIAL METALS COMPANY
                             7800 STEMMONS FREEWAY
                              DALLAS, TEXAS 75247
                            TELEPHONE (214) 689-4300

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD JANUARY 22, 1998

     The Annual Meeting of Stockholders of Commercial Metals Company, a Delaware corporation ("Company"), will be held in the Horchow Auditorium, Dallas Museum of Art, 1717 North Harwood, Dallas, Texas, on January 22, 1998 at 10:00 a.m., Central Standard Time. If you are planning to attend the meeting in person, please check the appropriate space on the enclosed proxy card. A map is included on the back cover of the attached Proxy Statement. The meeting will be held for the following purposes:

          (1) To elect four persons to serve as Class III directors until the 2001 Annual Meeting of Stockholders and until their successors are elected;

          (2) To consider and act upon a proposal to amend the Company's General Employees Stock Purchase Plan (the "Plan") to increase by 500,000 the maximum number of shares that may be available for issuance pursuant to the Plan;

          (3) To approve the appointment of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending August 31, 1998; and

          (4) To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only stockholders of record on November 24, 1997 are entitled to notice of and to vote at the meeting or any adjournment or adjournments thereof.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO FILL OUT, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE ON WHICH NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. PROXIES FORWARDED BY OR FOR BROKERS OR FIDUCIARIES SHOULD BE RETURNED AS REQUESTED BY THEM. THE PROMPT RETURN OF PROXIES WILL SAVE THE EXPENSE INVOLVED IN FURTHER COMMUNICATION.

                                            By Order of the Board of Directors,

                                            /s/ DAVID M. SUDBURY
                                                      DAVID M. SUDBURY
                                                 Vice President, Secretary
                                                    and General Counsel

Dallas, Texas
December 5, 1997

                           COMMERCIAL METALS COMPANY
                             7800 STEMMONS FREEWAY
                              DALLAS, TEXAS 75247
                            TELEPHONE (214) 689-4300

                                PROXY STATEMENT

                                      FOR

                         ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD JANUARY 22, 1998

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Commercial Metals Company ("Company") for use at the Annual Meeting of Stockholders of the Company to be held on January 22, 1998 and at any and all adjournments thereof. The approximate date on which this Proxy Statement and accompanying proxy card are first being sent or given to stockholders is December 5, 1997.

     Shares represented by each proxy, if properly executed and returned to the Company prior to the meeting, will be voted as directed, but if not otherwise specified, will be voted for the election of the four Class III directors, for approval of the proposal to amend the Company's General Employees Stock Purchase Plan to increase by 500,000 the maximum number of shares available for issuance pursuant to the Plan and to ratify the appointment of Deloitte & Touche LLP as independent auditors, all as recommended by the Board of Directors. A stockholder executing the proxy may revoke it at any time before it is voted by giving written notice to the Secretary of the Company, by subsequently executing and delivering a proxy or by voting in person at the meeting (although attending the meeting without executing a ballot or executing a subsequent proxy will not constitute revocation of a proxy).

                  OUTSTANDING VOTING SECURITIES OF THE COMPANY

     On November 24, 1997, the record date for determining stockholders entitled to vote at the Annual Meeting, there were outstanding 14,826,324 shares of Common Stock, par value $5.00 per share, not including 1,306,259 treasury shares. Each share of such stock is entitled to one vote for each director to be elected and upon all other matters to be brought to a vote by the stockholders at the forthcoming Annual Meeting of Stockholders. The affirmative vote of a plurality of the shares of Common Stock present or represented at the meeting is required to elect the Class III directors, and the affirmative vote of a majority of the shares of common stock present or represented at the meeting is required to approve the amendment to increase by 500,000 the shares available for issuance under the General Employee Stock Purchase Plan and to ratify the appointment of Deloitte & Touche LLP. Abstentions and broker non-votes are counted for purposes of determining the quorum and have the effect of a negative vote on the proposals to approve the amendment to increase by 500,000 the shares available for issuance under the General Employee Stock Purchase Plan and to ratify the appointment of Deloitte & Touche LLP. Broker non-votes have no effect on determining plurality.
\

                             PRINCIPAL STOCKHOLDERS

     As of the record date the only persons, or groups of persons, known to the Company's management believed to own beneficially 5% or more of the Company's outstanding Common Stock were:

                                                    TYPE OF        OWNED        PERCENT
               NAME AND ADDRESS                    OWNERSHIP       SHARES       OF CLASS
               ----------------                    ---------      --------      --------
J. P. Morgan & Co. Incorporated                   Beneficially    1,248,466(1)    8.4%
  60 Wall Street
  New York, NY 1026
RCM Capital Management, L.L.C.                    Beneficially     832,700(2)     5.6%
RCM Limited L.P.
RCM General Corporation
  Four Embarcadero Center
  Suite 2900
  San Francisco, CA 94111

---------------

(1) Based on Amendment 8 to Schedule 13G dated December 31, 1996 which indicates that J. P. Morgan & Co. Incorporated has sole voting power over 754,800 shares and sole dispositive power over 1,248,466 shares.

(2) Based on Schedule 13G dated February 7, 1997, which indicates the reporting persons have sole voting power over 765,700 shares, sole dispositive power over 825,700 shares and shared dispositive power over 7,000 shares. Dresdner Bank AG of Frankfurt, Germany also filed a Schedule 13G dated February 7, 1997, which states RCM Capital Management, L.L.C. is a wholly owned subsidiary and Dresdner has beneficial ownership of the Company's common stock to the extent Dresdner may be deemed to have beneficial ownership of securities beneficially owned by RCM Capital Management, L.L.C.

                                   PROPOSAL I

                             ELECTION OF DIRECTORS

     The Company's Restated Certificate of Incorporation divides the Board of Directors into three classes. The term of office of the Class III directors expires at this Annual Meeting of Stockholders. The Class I directors will serve until the 1999 Annual Meeting of Stockholders, and the Class II directors will serve until the 2000 Annual Meeting of Stockholders. Moses Feldman, Ralph E. Loewenberg, Stanley A. Rabin and Marvin Selig are currently directors and will stand for election as Class III directors for three-year terms of office expiring at the 2001 Annual Meeting and until their successors are duly elected. Messrs. Feldman, Loewenberg, Rabin and Selig were previously elected by the stockholders. Proxies cannot be voted for the election of more than four persons to the Board at the meeting.

     The proxies named in the accompanying form of proxy have been designated by management. All nominees listed above are currently members of the Board of Directors. Each nominee has consented to being named in this Proxy Statement and to serve if elected. If any nominee becomes unavailable for any reason, the shares represented by the proxies will be voted for such person, if any, as may be designated by the Board of Directors. However, management has no reason to believe that any nominee will be unavailable.

     The following table sets forth certain information about the directors. All directors have been employed in substantially the same positions set forth for at least the past five years except for Albert A. Eisenstat, Walter F. Kammann and Dorothy G. Owen. Mr. Eisenstat had been a director of and Executive Vice President and Secretary of Apple Computer, Inc. until his retirement in September 1993. From June 1996 until present Mr. Eisenstat has been a partner in Discovery Ventures LLC, a venture capital fund. Mr. Kammann retired September 1, 1993 following thirty five years of service to the Company culminating with his position as Vice President of the Company in charge of international operations and Managing Director of Commercial Metals Holding AG, a subsidiary of the Company. Mr. Kammann currently is a consultant to the Company. For more than five years prior to November, 1994, Ms. Owen had been Chairman of the Board of Owen Steel Company, Inc. and affiliates which were acquired by merger with a subsidiary of the Company in November, 1994.

                                    NOMINEES

                                                                               NUMBER OF SHARES
                                                                               OF COMMON STOCK
                                                                              BENEFICIALLY OWNED   PERCENT OF
                                                                  SERVED AS      DIRECTLY OR       OUTSTANDING
                    NAME, PRINCIPAL                               DIRECTOR     INDIRECTLY AS OF      COMMON
                OCCUPATION AND BUSINESS                    AGE      SINCE     NOVEMBER 24, 1997       STOCK
                -----------------------                   -----   ---------   ------------------   -----------
                                      CLASS III -- TERM EXPIRES IN 1998
Moses Feldman                                               57       1976          188,399(1)          1.3%
  President, AeroMed, Inc.
Ralph E. Loewenberg                                         58       1971               --(2)
  President, R. E. Loewenberg Capital
  Management Corporation
Stanley A. Rabin                                            59       1979          224,567(3)          1.5%
  President and Chief Executive Officer,
  Commercial Metals Company
Marvin Selig                                                74       1964          117,166(3)             *
  CMC Steel Group - Chairman and Chief Executive Officer

                         DIRECTORS CONTINUING IN OFFICE

                                                                               NUMBER OF SHARES
                                                                               OF COMMON STOCK
                                                                              BENEFICIALLY OWNED   PERCENT OF
                                                                  SERVED AS      DIRECTLY OR       OUTSTANDING
                    NAME, PRINCIPAL                               DIRECTOR     INDIRECTLY AS OF      COMMON
                OCCUPATION AND BUSINESS                    AGE      SINCE     NOVEMBER 24, 1997       STOCK
                -----------------------                   -----   ---------   ------------------   -----------
                                      CLASS I -- TERM TO EXPIRE IN 1999
Laurence E. Hirsch                                          51       1991            1,333                *
  Chairman of the Board and Chief Executive Officer,
  Centex Corporation
A. Leo Howell                                               76       1977          101,284(3)             *
  Vice President, Commercial Metals Company;
  President, Howell Metal Company
Dorothy G. Owen                                             62       1995          369,244             2.5%
  Former Chairman of the Board - Owen Steel Company,
  Inc.
                                      CLASS II -- TERM TO EXPIRE IN 2000
Albert A. Eisenstat                                         67       1982            3,333                *
  Partner, Discovery Ventures LLC
Walter F. Kammann                                           72       1969           39,425(3)             *
  Consultant
Charles B. Peterson                                         84       1979           10,000                *
  Investments

---------------

* Less than one percent.

(1) Excluding 730,641 shares owned of record by the Feldman Foundation, of which Moses Feldman is one of three voting trustees and 724,691 shares owned by the Marital Trust under the Jacob Feldman Revocable Trust Indenture of which Moses Feldman is one of four trustees.

(2) Ralph E. Loewenberg is one of two trustees of The Jacob Feldman and Sara B. Feldman Grantor Trust which owns 3,240 shares and is one of four trustees of the Marital Trust under the Jacob Feldman Revocable Trust Indenture which owns 724,691 shares. Ralph E. Loewenberg disclaims any beneficial interest as to such shares.

(3) Includes shares subject to options exercisable within sixty days by Mr. Rabin of 56,000 shares, Mr. Selig of 44,332 shares, Mr. Howell of 33,666 shares and Mr. Kammann of 2,500 shares.

     As of November 24, 1997, all directors and officers as a group beneficially own 1,595,676 shares or 10.8% of outstanding Common Stock including 350,719 shares subject to options exercisable within sixty days but excluding shares owned by the Feldman Foundation, Marital Trust and Grantor Trust discussed in footnotes 1 and 2 above.

     Marvin Selig is the brother of Clyde P. Selig, an executive officer. There are no other family relationships among the directors, nominees and executive officers.

     None of the directors or nominees other than Messrs. Eisenstat and Hirsch are directors of another public company. Mr. Eisenstat is a director of SunGard Data Systems Inc., Business Objects S.A. and the Benham Group of Funds (part of American Century Funds). Mr. Hirsch is also a director of Centex Corporation, Centex Construction Products, Inc., Envoy Corporation and is a trustee of Blackrock Assets Investors, a registered investment company.

           ADDITIONAL INFORMATION RELATING TO THE BOARD OF DIRECTORS

     Audit Committee. The Board of Directors has a standing Audit Committee which provides the opportunity for direct communications between the independent certified public accountants, the internal audit staff and the Board. The Audit Committee meets with the certified public accountants and internal auditors periodically to review their effectiveness during the annual audit program and to discuss the Company's internal control policies and procedures. The members of the Audit Committee are Directors Eisenstat (Chairman), Feldman, Loewenberg, Owen and Peterson. During the fiscal year ended August 31, 1997, the Audit Committee met four times to review the scope and results of the annual audit, to consider the engagement of the Company's auditors for the fiscal year ending August 31, 1998, and to review various matters with regard to financial controls, procedures and internal audit reports.

     Compensation Committee. The Board of Directors also has a standing Compensation Committee that provides recommendations to the Board regarding compensation for executive officers of the Company including issuance of stock options. The Compensation Committee consists of Directors Loewenberg (Chairman), Eisenstat, Feldman, Hirsch and Peterson. The Compensation Committee may periodically retain a consulting firm specializing in compensation matters to advise the Compensation Committee. The Compensation Committee met three times during the fiscal year ended August 31, 1997 to establish salaries and bonuses for executive officers, to authorize the issuance of stock options, to review retirement plans, compensation policies, and to review the Compensation Committee's report on executive compensation for the prior fiscal year.

     Executive Committee. The Executive Committee consists of Messrs. Howell (Chairman), Rabin and Selig. Under the Company's Bylaws, the Executive Committee is endowed, during the intervals between the meetings of the directors, with all of the powers of the directors in the management and control of the business. The Executive Committee meets periodically between meetings of the Board of Directors.

     The Board of Directors does not have a nominating committee because the Board as a whole functions in this capacity. During the fiscal year ended August 31, 1997 the entire Board of Directors met eight times, of which six were regularly scheduled meetings and two were special meetings. All directors attended at least seventy-five percent or more of the meetings of the Board of Directors of the Company and of the committees of the Board on which they served.

     Compensation of Non-employee Directors. Directors Eisenstat, Feldman, Hirsch, Kammann, Loewenberg, Owen and Peterson are paid a fee of $22,000 per year and $1,200 for each board meeting or $600 for each committee meeting they attended. Chairmen of the Audit and Compensation Committees receive an additional payment of $1,500 per year. The directors are also reimbursed for reasonable expenses of attending meetings. No employees of the Company receive additional compensation for serving as a director. Upon his retirement from employment by the Company and subsidiary on September 1, 1993, Mr. Kammann and the Company entered into a consulting agreement, providing for payment of 84,000 Swiss Francs (approximately $60,000) per year plus reimbursement of expenses incurred in the performance of consulting work for the Company.

     Legal Proceedings. On April 30, 1996, the Company and its subsidiary SMI-Owen Steel Company, Inc. (SMI-Owen) filed a lawsuit seeking to recover approximately $2.4 million from an escrow fund created with a portion of the purchase price in connection with the Company's November, 1994, acquisition of Owen Steel Company, Inc. and affiliates (Owen Steel). The lawsuit seeks recovery of a payment made by SMI-Owen to settle a claim in connection with a steel supply and erection contract entered into prior to the acquisition by the predecessor of SMI-Owen. The Company contends the claim was based on events which occurred prior to the acquisition, and the Company is entitled to reimbursement from the former Owen Steel stockholders for the claim settlement under the terms of the escrow agreement. The Complaint alleges breach of contract, breach of the covenant of good faith and fair dealing and seeks a declaratory judgment and damages. Dorothy G. Owen, a director of the Company and former stockholder of Owen Steel is one of four designated representatives of former Owen Steel stockholders. The four representatives have filed an Answer and Counterclaim denying the material allegations of the Company, alleging various defenses and setting forth counterclaims for specific performance, breach of contract, breach of fiduciary duty, breach of the covenant of good faith and fair dealing and seeking a declaratory judgment and unspecified actual and punitive damages. The Company has notified the representatives of the former Owen Steel stockholders and the escrow agent of additional claims against the escrow fund totaling approximately $3 million. The Company believes the representatives of the former Owen Steel stockholders dispute liability as to all of these claims. Ms. Owen has not attended or participated in that portion of Board of Directors meetings during which these matters were considered.

              SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and beneficial owners of more than 10% of the Company's Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Based solely upon its review of the copies of such forms received by it or written representations that no Form 5's were required from reporting persons, the Company believes that all such reports were submitted on a timely basis during the year ended August 31, 1997 with the exception of Form 5's to report the receipt of a stock option grant to Messrs. Rabin, Marvin Selig, Howell, Clyde Selig and Ghormley as well as executive officers Lawrence A. Engels, Harry J. Heinkele, William B. Larson, Murray R. McClean, Bert Romberg and David M. Sudbury.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning compensation paid during each of the last three fiscal years to the Company's Chief Executive Officer and the four remaining most highly compensated executive officers of the Company, based on salary and bonus earned during fiscal year 1997.

                           SUMMARY COMPENSATION TABLE

                                                         ANNUAL             LONG-TERM
                                                      COMPENSATION         COMPENSATION
                                                    -----------------   ------------------
                                           FISCAL   SALARY     BONUS     AWARDS OF STOCK        ALL OTHER
       NAME AND PRINCIPAL POSITION          YEAR      ($)       ($)     OPTION/SARS(#)(1)    COMPENSATION($)
-----------------------------------------  ------   -------   -------   ------------------   ---------------
Stanley A. Rabin.........................   1997    405,000   470,000         14,000             75,488(2)
  President and                             1996    405,000   545,000         50,000             91,444
  Chief Executive Officer                   1995    395,000   515,000         12,000             12,805
Marvin Selig.............................   1997    355,000   495,000         11,000             67,460(2)
  CMC Steel Group -                         1996    355,000   580,000         11,875             92,177
  Chairman and Chief Executive Officer      1995    345,000   550,000          9,500                  0
A. Leo Howell............................   1997    305,000   350,000          8,500             56,120(2)
  Vice President; President -               1996    305,000   335,000          9,375             61,495
  Howell Metal Company                      1995    295,000   305,000          7,500             12,805
Clyde P. Selig(3)........................   1997    289,780   341,760         10,919             45,322(2)
  Vice President; CMC Steel Group -         1996    281,335   397,523         11,491             65,481
  President and Chief Operating Officer     1995    273,141   379,142          8,400              7,500
Hugh M. Ghormley(4)......................   1997    283,250   314,720         10,110             47,952(2)
  Vice President; CMC Steel Group -         1996    275,708   386,190         10,600             64,373
  President - Fabrication Plants            1995    267,678   353,268          7,800             12,805

---------------

(1) The 1995 and 1996 awards are made under the Company's 1986 Stock Incentive Plan. The 1997 awards are under the Company's 1996 Long-Term Incentive Plan. The exercise price for each share subject to these options is 100% of the market value of such share on the date granted. Although both Plans provide for the granting of stock appreciation rights (SARs), performance awards and incentive stock options qualified under sec.422A of the Internal Revenue Code, none have been made and each of the awards shown represent stock options which do not qualify under sec.422A. The options granted in 1997 are exercisable one half at one year from grant date and the second half two years from grant date. The 1997 option grants expire seven years from grant date. The options granted in 1996 and 1995 are exercisable two years from date of grant until the end of their ten-year term with the exception of options for 35,000 of the 50,000 awarded Mr. Rabin during 1996. Those 35,000 share options vest seven years from date of grant subject to accelerated vesting of 10,000 shares two years from grant date, 10,000 shares three years from grant date and 15,000 shares four years from grant date if the total return on the Company's stock exceeds the Standard and Poor's Steel Industry Group Index cumulative return for related fiscal years. The first 10,000 shares subject to accelerated vesting two years from grant date did not vest because the condition precedent for vesting was not achieved at 1997 fiscal year end. All options may vest earlier upon a change in control of the Company as defined in the Plans.

(2) The compensation reported represents Company contributions to and forfeitures allocated to the account of the recipient under the Commercial Metals Companies Profit Sharing and 401(k) Plan or, in the case of Marvin Selig and Clyde P. Selig, the Structural Metals, Inc. Profit Sharing and 401(k) Plan and contributions to the account of the recipient pursuant to the Company's Benefit Restoration Plan (the "BRP"), a non-qualified plan for certain executives of the Company and subsidiaries which was implemented in fiscal year 1996. All of the amounts reported are fully vested in the recipient. The compensation for the named executive officers for fiscal year 1997 includes contributions pursuant to the BRP by the Company into a trust for the benefit of the recipients in the following amounts: Mr. Rabin - $62,490; Mr. Marvin Selig - $67,460; Mr.
     Howell - $43,122; Mr. Clyde Selig - $37,822; and Mr. Ghormley - $34,954.

(3) Clyde P. Selig is the beneficial owner of 99,018 shares of Common Stock including 67,039 subject to options exercisable within sixty days, or less than 1% of the outstanding Common Stock.

(4) Hugh M. Ghormley is the beneficial owner of 136,812 shares of Common Stock including 42,113 subject to options exercisable within sixty days, or less than 1% of the outstanding Common Stock.

     The following table provides information on option grants in fiscal 1997 to the executive officers included in the Summary Compensation Table.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                   POTENTIAL REALIZABLE
                                                                                         VALUE AT
                                            % OF TOTAL                             ASSUMED ANNUAL RATES
                                           OPTIONS/SARS                               OF STOCK PRICE
                                            GRANTED TO    EXERCISE                   APPRECIATION FOR
                                            EMPLOYEES      OR BASE                   OPTION TERM($)(3)
                           OPTIONS/SARS     IN FISCAL       PRICE     EXPIRATION   ---------------------
          NAME             GRANTED(#)(1)       YEAR       ($/SH)(2)      DATE         5%          10%
          ----             -------------   ------------   ---------   ----------   ---------   ---------
Stanley A. Rabin.........     14,000            3.6          28.00     05/12/04     $159,583    $371,897
Marvin Selig.............     11,000            2.8          28.00     05/12/04      125,387     292,205
A. Leo Howell............      8,500            2.2          28.00     05/12/04       96,890     225,795
Clyde P. Selig...........     10,919            2.8          28.00     05/12/04      124,464     290,053
Hugh M. Ghormley.........     10,110            2.6          28.00     05/12/04      115,242     268,563

Potential Future Commercial Metals Company Stock Price..........................      $39.40      $54.56

---------------

(1) All options in the above table become exercisable in two equal installments, one-half May 12, 1998 and one-half May 12, 1999, or earlier upon a change of control of the Company as defined in the 1996 Long-Term Incentive Plan.

(2) The exercise price is the fair market value (mean of high and low sales price) on the date of grant.

(3) The dollar amounts in the last two columns are the result of calculations at the 5% or 10% compound annual rates set by the SEC and are not intended to forecast future appreciation of Commercial Metals Company stock.

     The following table provides information concerning the exercise of options during fiscal 1997 and unexercised options held as of August 31, 1997 for the executive officers included in the Summary Compensation Table.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                  NUMBER OF
                                                            SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                                 UNEXERCISED                  IN-THE-MONEY
                                                                OPTIONS/SARS                 OPTIONS/SARS AT
                               SHARES                          AT FY-END(#)(1)               FY-END($)(1)(2)
                             ACQUIRED ON      VALUE      ---------------------------   ---------------------------
           NAME              EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----              -----------   -----------   -----------   -------------   -----------   -------------
Stanley A. Rabin...........         0             0        56,000         64,000       $  548,680      $290,375
Marvin Selig...............         0             0        44,332         22,875          434,355        99,664
A. Leo Howell..............         0             0        33,666         17,875          324,812        77,945
Clyde P. Selig.............         0             0        80,325         22,410        1,206,997        97,540
Hugh M. Ghormley...........         0             0        42,113         20,710          450,830        90,128

---------------

(1) Amounts set forth in the table reflect the number and value of shares and options only as no stock appreciation rights (SARs) have been awarded.

(2) The amounts shown represent the difference between the market value of Company Common Stock on August 31, 1997 of $32.00, and the exercise price of such options.

                                PENSION BENEFITS

     Substantially all employees of the Company and its domestic subsidiaries with the exception of employees of Structural Metals, Inc., (SMI), participate in either the Commercial Metals Companies Profit Sharing and 401(k) Plan or the SMI-Owen Steel Company, Inc. Savings and Deferred Cash Plan, both defined contribution plans. The Company has no pension plan for the employees who participate in those two plans. SMI maintains both a defined contribution profit sharing plan (the SMI Profit Sharing and 401(k) Plan) and a defined benefit pension plan (the SMI Retirement Plan). Substantially all of the approximately 850 employees of SMI participate in the two SMI plans. Effective as of May 31, 1997, SMI terminated the SMI Retirement Plan. That Plan is fully funded and benefit levels were enhanced for all participating employees in connection with the termination. It is anticipated benefit distributions will be made in March 1998 to participants. Marvin Selig and Clyde Selig will receive distributions of benefits under the Plan. It is presently estimated Marvin Selig, having received a prior lump sum distribution in 1993 equal to the present value of his accrued plan benefit as of that date, will receive a final lump sum distribution of approximately $131,000. It is estimated Clyde Selig will receive a lump sum distribution of approximately $1,224,000. Marvin Selig has 51 and Clyde Selig 34 years of service under the Plan. No other executive officers of the Company are eligible to participate in the SMI Retirement Plan.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     This report is submitted by the Compensation Committee with respect to compensation policies applicable to the Company's eleven executive officers and with respect to the basis for Mr. Rabin's compensation, as Chief Executive Officer, for 1997. The Compensation Committee of the Board of Directors is comprised of non-employee directors, Messrs. Ralph E. Loewenberg (Chairman), Albert A. Eisenstat, Moses Feldman, Laurence E. Hirsch and Charles B. Peterson.

OVERALL OBJECTIVES AND STRATEGY

     In determining total compensation levels for executive officers, the Company's Compensation Committee evaluates, primarily on a subjective basis, Company financial results (including profit before taxes, return on net assets and cash flow), the potential for future earnings growth, individual performance contributions, group and division operating performance. The Committee periodically utilizes a compensation consultant to review levels and practices at comparable companies, particularly in the Company's core steel processing and manufacturing businesses, but did not consider it necessary during 1997 because of the consultant's work the prior year. The companies included in this review include the S&P Steel Industry Group, as well as 10 additional companies in the steel minimill or metals industry.

     In 1980 the Company adopted an executive total compensation strategy that places a significant portion of annual cash bonus at risk. This strategy combines competitive base salaries, the opportunity for above average annual cash bonuses, and long-term equity incentive opportunities. Because of the relatively large number of employees receiving option grants, the number of shares subject to options granted to executive officers has been limited and is less than the levels at the comparable companies described above. The annual focus of the Company's executive compensation strategy is consistent with the highly cyclical nature of the Company's business, which is characterized by wide periodic swings in steel and metal prices. The Compensation Committee reviews information prepared or compiled by the Company, confers with independent executive compensation consultants when considered necessary, and makes decisions based on the business experience of each Compensation Committee member.

CASH COMPENSATION

     Base Salary. Executive officers are compensated within salary ranges that generally are competitive with ranges for similar positions in companies of comparable size and complexity to the Company. The actual salary of each officer is based on individual contribution and is in keeping with the Company's total compensation strategy described above. Salaries of the eleven employees serving as executive officers for each of the last three fiscal years including the CEO have, in the aggregate, increased approximately $178,711 from fiscal 1995 through fiscal 1997 or 3.14% on average for each of the last two years. Fiscal year 1997 salary increases for all eleven executive officers, including the CEO, aggregated approximately 2.6%. Fiscal year 1998 salaries for executive officers will increase, in the aggregate, less than one percent.

     Bonus. In addition the Compensation Committee recommends to the Board of Directors annual cash bonuses for executive officers of the Company, based upon the compensation strategy described above. For fiscal 1997, the second best year for total earnings in the Company's history, yet a decrease from 1996's record results, the aggregate bonus paid executive officers decreased approximately 12% from the 1996 bonus amount. The Committee believes bonus levels have been consistent with overall results which saw net earnings decrease approximately 16% in 1997 compared to 1996.

LONG-TERM COMPENSATION

     Equity-Based. Given the relatively large number of employees receiving stock option grants, the number of shares subject to grants to executive officers have been substantially below levels at the comparable companies described above. Separate option share pools for corporate employees and each operating group and division are established annually pursuant to a formula based on total salaried employee counts for the previous year, and cash flow, total assets and return on net assets for the preceding five years. An additional option pool for Executive Committee members is also established, which has been generally 10%-20% of the total shares set aside for all participants. Annual grants are made from pools based on a subjective evaluation of each executive's responsibilities, sustained performance contributions and ability to influence long-term growth and profitability. Although stock appreciation rights and performance awards were allowed under the Company's 1986 Stock Incentive Plan, no such awards were made under that Plan. The Company's 1986 Stock Incentive Plan terminated, except as to awards previously granted, in November 1996. The 1996 Long-Term Incentive Plan approved by stockholders in last year's proxy statement will permit continued use of equity based long-term incentives. The Compensation Committee believes equity-based incentives align stockholder interest with compensation levels.

     Retirement Benefits. The Company has no defined benefit pension plans with the exception of the SMI Retirement Plan which terminated in May, 1997. (See Pension Benefits at page 8.) The Company's only long-term compensation retirement plans are now defined contribution profit sharing and 401(k) plans. As the result of concern about limitations mandated by federal tax law and regulations which have adversely impacted defined contribution plan retirement benefits of more highly compensated employees, including executive officers, the Board in 1996 approved the Benefit Restoration Plan ("BRP"). The BRP is a non-qualified plan in which certain executives subject to reduced benefits, participate. Following each year-end the Company contributes to a trust created under the BRP an amount equal to the additional contribution which the participant would have received under the Company sponsored profit sharing plan had the participant's compensation not been reduced for purposes of calculating the Company's profit sharing or 401(k) contribution. Payments made to the BRP for the benefit of participants, including executive officers, vest under the same terms and conditions as the relevant profit sharing and 401(k) plan. The Compensation Committee believes this means of restoring a reasonable level of retirement benefits for executive officers and other key employees is an important element in the Company's long-term compensation program.

CEO COMPENSATION

     Mr. Rabin's salary is set annually within the range approved by the Compensation Committee, which is based on similar positions in the comparable companies described above. Mr. Rabin's annual bonus is based on the same factors considered for other members of the executive office group. Mr. Rabin's salary for fiscal 1997 remained the same as his 1996 salary, $405,000. Mr. Rabin's salary, as well as that of eight of the eleven executive officers, will not be increased for fiscal 1998. Given the Company's reduced level of profitability in 1997, Mr. Rabin's 1997 cash bonus was decreased approximately 14% from 1996.

     An option grant to purchase 14,000 shares at fair market value on grant date was made to Mr. Rabin on May 12, 1997. During the prior two years, Mr. Rabin had received options for 62,000 shares. The Committee determined that rather than the entire number of shares subject to the option vesting two years from the date of grant, the vesting schedule for most options granted in recent years, all options granted in 1997 would vest in two equal installments, one year and two years from grant date. The duration of all options granted during 1977 was also shortened from the previous term of ten to seven years.

CONCLUSION

     The Compensation Committee believes that current total compensation arrangements are reasonable and competitive. The Compensation and Executive Committee believe fiscal year 1997 compensation for executive officers is consistent with current compensation philosophy and reflects corporate performance. The Compensation Committee continues to monitor the anticipated federal tax treatment to the Company and executive officers of various payments and benefits, and in particular the limitations on deductibility of compensation under Section 162(m) of the Internal Revenue Code. This limitation has not impacted the Company to date and the Committee believes it unlikely in the short term that the limitation will affect the Company. The Committee may not in all circumstances limit executive compensation to that which is deductible under
Section 162(m) of the Internal Revenue Code. The Compensation Committee shall continue to monitor and administer compensation programs for executive officers of the Company.

                                COMPENSATION COMMITTEE
                                Ralph E. Loewenberg (Chairman)
                                Albert A. Eisenstat
                                Moses Feldman
                                Laurence E. Hirsch
                                Charles B. Peterson

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
                           IN COMPENSATION DECISIONS

     Messrs. Loewenberg, Eisenstat, Feldman, Hirsch and Peterson are the members of the Compensation Committee.

     The Company has historically made charitable contributions of a portion of consolidated earnings, generally totalling 5% or less to various charitable entities, including the Feldman Foundation, a private charitable foundation exempt from federal income tax under Internal Revenue Code sec.501(c)(3). The Feldman Foundation is the record and beneficial owner of 730,641 shares of the Company's Common Stock. Director Moses Feldman and brothers, Robert L. Feldman and Dr. Daniel E. Feldman, are trustees of the Feldman Foundation.

                            STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total return of the Company's Common Stock during the five year period beginning August 31, 1992 and ending August 31, 1997, with the Standard & Poor's 500 Composite Stock Price Index (the "S&P 500") and the Standard & Poor's Steel Industry Group Index (the "S&P Steel Group"). Each index assumes $100 invested at the close of trading August 31, 1992 and reinvestment of dividends.

        Measurement Period          Commercial Metals
      (Fiscal Year Covered)              Company            S&P 500        S&P Steel Group
1992                                           100.00             100.00             100.00
1993                                           167.17             115.21             141.89
1994                                           160.72             121.52             196.09
1995                                           172.81             147.58             148.29
1996                                           187.48             175.22             127.87
1997                                           194.73             246.21             164.17

                                  PROPOSAL II

        PROPOSED AMENDMENT TO THE GENERAL EMPLOYEES STOCK PURCHASE PLAN

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.

     The Board of Directors believes that investment by employees in the Common Stock of the Company through the General Employee's Stock Purchase Plan ("Plan") has in the past and will continue in the future to emphasize the mutuality of interests which exist between employees and owners of the Company. Management is of the opinion that the Plan creates incentive, promotes employee morale and helps to attract and retain desirable personnel. The Board of Directors has, therefore, concluded that it will be in the best interests of stockholders to continue to stimulate employee savings and investment through the Plan. To that end, the Board of Directors recommends the adoption of an amendment which will authorize the reservation of an additional 500,000 shares of Common Stock for sale to employees under the Plan.

     When the Plan was adopted in 1968, 40,000 shares of Common Stock were reserved for issuance thereunder. In 1973, 1976, 1980, 1988 and 1993, stockholders approved amendments, respectively, to increase the number of shares available by 35,000, 50,000, 125,000, 300,000 and 500,000. The number of shares authorized under the Plan has also increased as a result of the application of the anti-dilution provisions of the Plan and the eleven stock dividends paid by the Company since inception of the Plan. Since adoption a total of 1,323,817 shares have been issued to employees of the Company pursuant to the Plan. During calendar year 1996, 1,529 employees completed purchases of 152,660 shares of which all but 900 were issued in January, 1997. As of September 30, 1997, subscriptions were outstanding to purchase an additional 138,080 shares during 1997. If all of these outstanding subscriptions are completed and none are canceled, there will remain only 144,413 shares reserved under the Plan for future purchase by employees. The adoption of the amendment reserving an additional 500,000 shares will bring the total shares available under the Plan for sales to employees in the future to 644,413.

     All terms and conditions of the Plan, which are summarized below, will remain unchanged.

     ELIGIBILITY AND PURCHASE PRICE. Each employee with at least one year's continuous service with the Company, a subsidiary or a predecessor company on January 1 of each year is eligible to participate, except that officers may participate only with approval of the Plan Committee. Approximately 6,000 employees are estimated to be eligible to participate in the Plan. Eligible employees may continue to participate during each succeeding year. Each eligible employee in December of each year may elect to purchase, within the limits to be prescribed each year by the Purchase Plan Committee, 10 to 200 shares of Common Stock of the Company at 50% to 90% of market value. Market value is the average of the mean of the highest and lowest prices of one share of the Company's Common Stock on the New York Stock Exchange -- Consolidated Tape, or such other reporting services as the Purchase Plan Committee may select, for each of the first ten days in December during which the New York Stock Exchange is open for business. In the absence of reported sales on any day the most recent previous day for which sales were reported shall be used in calculating the ten day average. During the past several years, including 1997 and 1998, the percentage of the purchase price paid by employees was established by the Committee at 75%.

     CONTRIBUTIONS. Each participating employee pays his contribution by substantially equal payroll deductions over a period of one year beginning with the employee's first payroll period after January 1 of each year. Employees are not given periodic reports on the status of their accounts; however, employees may obtain information as to the amount and status of their accounts at any time upon written request to their payroll department or the Company Secretary. Upon completion of the employee's deductions or payments, the Company contributes from current net income or accumulated earned surplus the remaining percentage of the market value of such shares. Within 30 days after full payment therefor, a certificate for the shares purchased is delivered to the participating employee.

     WITHDRAWAL, CANCELLATION AND TERMINATION. Until final payment, the employee, at his option, may cancel his purchase and in such event is refunded his entire contribution to date without interest. In the event that an employee fails to pay an installment not previously deducted from his gross pay within 10 days after its due date without making other arrangements satisfactory to the Company for discharging his indebtedness, such action is deemed equivalent to a notice of cancellation and his entire contribution is refunded. Should the employee leave the Company for any reason other than retirement or death prior to completing payment for the shares, his entire contribution is refunded. In the event of retirement or death of the employee prior to completing payment for the shares, the employee or his estate, as the case may be, within the 90 days following such retirement or death, may elect (a) to receive in cash the employee's entire contribution, (b) to receive a certificate for such number of full shares as the contribution will purchase at the subscription price, or (c) by payment of the balance due to receive a certificate for the full number of shares which the employee was entitled to purchase under the subscription.

     GENERAL. No employee may sell, assign, transfer, pledge or otherwise dispose of or encumber his right to participate in the Plan or his interest in any share to be issued upon payment of the amount due, and no employee has rights as a Stockholder until payment for the shares has been completed and a certificate therefor issued.

     The Plan will be continued from year to year until all of the shares of Common Stock reserved for the purposes of the Plan have been subscribed for and sold. However, the Company reserves the right to amend, modify, suspend, revoke or terminate the Plan or any part thereof at any time, provided that no such action may increase the maximum number of shares which may be sold pursuant to the Plan; change the manner of determining the sales price; or, without the written consent of the employee, materially or adversely affect the rights of any employee under any effective purchase application.

     In the event of stock splits, stock dividends, redemptions and other similar changes in the capitalization of the Company, appropriate adjustments reflecting such action are made in the number and price of shares covered by the Plan and by outstanding purchase agreements.

     The proceeds received by the Company from the sale of shares to employees under the Plan are added to the working capital of the Company and used for general corporate purposes.

VOTE REQUIRED

     THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF COMMON STOCK PRESENT OR REPRESENTED AT THE MEETING IS REQUIRED TO ADOPT THE AMENDMENT TO THE PLAN. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE PLAN.

                                  PROPOSAL III

                    RATIFICATION OF APPOINTMENT OF AUDITORS

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.

     The Board of Directors has appointed Deloitte & Touche LLP as the independent auditors of the Company for the fiscal year ending August 31, 1998, subject to stockholder ratification. Representatives of Deloitte & Touche LLP are expected to be present at the meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

                                    GENERAL

     The Annual Report to Stockholders covering fiscal year 1997 has been mailed to stockholders with this mailing or previously. The Annual Report does not form any part of the material for the solicitation of proxies.

     Pursuant to the rules of the Securities and Exchange Commission, a proposal to be presented by a stockholder at the Company's 1999 Annual Meeting must be received by the Company at its principal executive offices no later than August 11, 1998.

     The expense of solicitation of proxies will be borne by the Company. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies personally or by telephone or telegram. The Company will request brokers, dealers or other nominees to send proxy material to and obtain proxies from their principals and the Company will, upon request, reimburse such persons for their reasonable expenses.

                                 OTHER BUSINESS

     Management knows of no other matter that will come before the meeting. However, if other matters do come before the meeting, the proxy holders will vote in accordance with their best judgment.

                                            By Order of the Board of
                                            Directors,

                                            /s/ DAVID M. SUDBURY
                                                 DAVID M. SUDBURY
                                             Vice President, Secretary
                                                and General Counsel

December 5, 1997

[COMMERCIAL METALS LOGOTYPE AND ADDRESS]

                            Notice of Annual Meeting
                                Proxy Statement

             DIRECTIONS TO COMMERCIAL METALS COMPANY ANNUAL MEETING
       OF STOCKHOLDERS, JANUARY 22, 1998, 10:00 A.M., HORCHOW AUDITORIUM
                              DALLAS MUSEUM OF ART
                               1717 NORTH HARWOOD
                                 DALLAS, TEXAS

THE DALLAS MUSEUM OF ART IS LOCATED IN THE ARTS DISTRICT ON THE NORTH SIDE OF DOWNTOWN DALLAS BETWEEN HARWOOD STREET AND ST. PAUL STREET. COMING FROM THE EAST, EXIT WOODALL RODGERS FREEWAY AT ST. PAUL, GO THROUGH THE INTERSECTION, AND TURN LEFT INTO THE DRIVEWAY. FROM THE WEST, EXIT AT FIELD/GRIFFIN, TAKE THE FIRST RIGHT AND LOOP BACK TO THE WOODALL RODGERS ACCESS ROAD. TRAVEL EAST UP THE ACCESS ROAD AND TURN RIGHT ON ST. PAUL, THEN LEFT INTO THE MUSEUM DRIVEWAY. VALET PARKING WILL BE PROVIDED.

                            [MAP FOR ANNUAL MEETING]

                            [COMMERCIAL METALS LOGO]

PROXY

                           COMMERCIAL METALS COMPANY
                             7800 STEMMONS FREEWAY
                              DALLAS, TEXAS 75247

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned Shareholder(s) of Commercial Metals Company hereby appoint(s)
A. Leo Howell, Stanley A. Rabin and Marvin Selig, or any of them as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote and act for the undersigned at the 1998 Annual Meeting of Stockholders of Commercial Metals Company to be held on Thursday, January 22, 1998 at 10:00 a.m., Central Standard Time in the Horchow Auditorium, Dallas Museum of Art, 1717 North Harwood, Dallas, Texas, and any adjournment, continuation, or postponement thereof, according to the number of votes which the undersigned is now, or may then be, entitled to cast, hereby revoking any proxies heretofore executed by the undersigned for such meeting.

All powers may be exercised by a majority of said proxy holders or substitutes voting or acting or, if only one votes and acts, then by that one. The undersigned instructs such proxy holders or their substitutes to vote as specified below on the proposals set forth in the Proxy Statement.

             PLEASE MARK, DATE AND SIGN THIS PROXY ON REVERSE SIDE
------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN
BY THE UNDERSIGNED SHAREHOLDER, IF NO DIRECTION IS MADE, THE PROXY WILL BE
VOTED FOR PROPOSALS 1,2,3 AND 4.
                                            Please mark your votes
                                            as indicated in this example     /X/

1. ELECTION OF DIRECTORS


   FOR all nominees listed          WITHHOLD AUTHORITY
   except as marked to              to vote for all nominees
   the contrary                     listed

   /   /                            /  /

   NOMINEES: MOSES FELDMAN,  RALPH E. LOEWENBERG, STANLEY A. RABIN, MARVIN SELIG

   INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.


   ----------------------------------------------------------------------------


2. APPROVAL OF THE AMENDMENT AUTHORIZING 500,000 SHARES FOR ISSUANCE UNDER THE GENERAL EMPLOYEES STOCK PURCHASE PLAN.

   FOR                          AGAINST                     ABSTAIN
  /  /                           /  /                        /  /

3. RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING AUGUST 31, 1998.

   FOR                          AGAINST                     ABSTAIN
  /  /                           /  /                        /  /

4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

  I PLAN TO ATTEND THE MEETING.     /  /

Dated                                                            ,  19
      --------------------------------------------------------        ---

      -------------------------------------------------------------------
                                   Signature

      -------------------------------------------------------------------
                        Second Signature If Held Jointly

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in the partnership name by authorized person.

PLEASE MARK, DATE AND RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE